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                                                         EXHIBIT NO. EX-99.d.23

                         INVESTMENT MANAGEMENT AGREEMENT

         THIS AGREEMENT made this 27th day of July, 2000, by and between THE DFA INVESTMENT TRUST COMPANY, a Delaware business trust (the "Trust") and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (the "Manager").

         1.       DUTIES OF ADVISOR.

                  The Trust hereby employs the Manager to manage the investment and reinvestment of the assets of:

                       THE LD U.S. MARKETWIDE VALUE SERIES

of the Trust (the "Series"), to continuously review, supervise and administer the Series' investment program, to determine in its discretion the securities to be purchased or sold and the portion of the Series' assets to be uninvested, to provide the Trust with records concerning the Manager's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and the Board of Trustees of the Trust, all in compliance with the objectives, policies and limitations set forth in the Trust's registration statement and applicable laws and regulations. The Manager accepts such employment and agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services described herein on the terms and for the compensation provided herein.

         2.       PORTFOLIO TRANSACTIONS.

                  The Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Series and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. It is understood that the Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of the Series, or be in breach of any obligation owing to the Trust or in respect of the Series under this Agreement, or otherwise, solely by reason of its having caused the Series to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Series in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Manager determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Manager's overall responsibilities with respect to its accounts, including the Trust, as to which it exercises investment discretion. The Manager will promptly communicate to the officers and directors of the Trust such information relating to transactions

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for the Series as they may reasonably request.

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         3.       COMPENSATION OF THE MANAGER.

                  For the services to be rendered by the Manager as provided in
Section 1 of this Agreement, the Trust shall pay to the Manager, at the end of each month, a fee equal to one-twelfth of 0.15% of the net assets of the Series. In the event that this Agreement is terminated at other than a month-end, the fee for such month shall be prorated.

         4.       OTHER SERVICES.

                  At the request of the Trust, the Manager, in its discretion, may make available to the Trust office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and service shall be provided for or rendered by the Manager and billed to the Trust at the Manager's cost and, where applicable, the cost thereof shall be apportioned among the several Series of the Trust proportionate to their respective utilization thereof.

         5.       REPORTS.

                  The Trust and the Manager agree to furnish to each other information with regard to their respective affairs as each may reasonably request.

         6.       STATUS OF THE MANAGER.

                  The services of the Manager to the Trust or in respect of the Series, are not to be deemed exclusive, and the Manager shall be free to render similar services to others as long as its services to the Trust or in respect of the Series, are not impaired thereby. The Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

         7.       LIABILITY OF MANAGER.

                  No provision of this Agreement shall be deemed to protect the Manager against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

         8.       PERMISSIBLE INTERESTS.

                  Subject to and in accordance with the agreement and declaration of trust of the Trust and the charter of the Manager, trustees, officers, and shareholders of the Trust are or may be interested in the Manager (or any successor thereof) as directors, officers or shareholders, or otherwise; directors, officers, agents and shareholders of the Manager are or may be interested in the Trust as trustees, officers, shareholders or otherwise; and the Manager (or any successor) is or

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may be interested in the Trust as a shareholder or otherwise and the effect of any such interrelationships shall be governed by said agreement and declaration of trust and charter and the provisions of the Investment Company Act of 1940.

         9.       DURATION AND TERMINATION.

                  This Agreement shall become effective on JULY 27, 2000 (the "Effective Date") and shall continue in effect until JULY 27, 2002, and thereafter, only if such continuance is approved at least annually by a vote of the Trust's Board of Trustees, including the vote of a majority of the trustees who are not parties to this Agreement or interested persons of any such party, cast in person, at a meeting called for the purpose of voting such approval. In addition, the question of continuance of this Agreement may be presented to the shareholders of the Trust; in such event, such continuance shall be effected only if approved by the affirmative vote of the holders of a majority of the outstanding voting securities of the Series.

         This Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities of the Series, on sixty days written notice to the Manager.

         This Agreement shall automatically terminate in the event of its assignment.

         This Agreement may be terminated by the Manager after ninety days written notice to the Trust.

         Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party. As used in this Section 9, the terms "assignment," "interested persons," and a "vote of the holders of a majority of the outstanding securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19),
Section 2(a)(42) of the Investment Company Act of 1940 and Rule l8f-2 thereunder.

         10.      SEVERABILITY.

                  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed as of this 27TH day of JULY, 2000.

THE DFA INVESTMENT TRUST               DIMENSIONAL FUND ADVISORS
COMPANY                                INC.

By: _____________________________      By: _____________________________
     Catherine L. Newell                    Rex A. Sinquefield
     Vice President                         Chairman-Chief Investment Officer